Exhibit (h)(12)

SUB-ADMINISTRATION AGREEMENT

Agreement Number:

Effective Date:	MAY 1, 2010

Expiration Date:	June 13, 2010

Supplier Name:	STATE STREET BANK AND TRUST COMPANY

Supplier Address:	State Street Bank and Trust Company
P.O. Box 5049
Boston, MA 02206-5049
Attn: Fund Administration Legal Department
Fax:617-662-3805

This SUB-ADMINISTRATION AGREEMENT (“Agreement”) is entered into as of the Effective Date by and between BofA Advisors, LLC (“BofA Advisors”), a Delaware limited liability company, for itself and its Affiliates (as defined in Section 1 below), “BofA Advisors”) and the above-named Supplier, a Massachusetts trust company, and consists of this signature page and the attached Terms and Conditions, Schedules and all other documents attached hereto, which are incorporated in full by this reference.

State Street Bank and Trust Company (“Supplier”)		BofA Advisors, LLC (“BofA Advisors”)

By:	/s/ Joseph C. Antonellis	By:	/s/ Jeffrey R. Coleman

Name:	Joseph C. Antonellis	Name:	Jeffrey R. Coleman
Title:	Vice Chairman	Title:	Managing Director
Date:	April 26, 2010	Date:	May 1, 2010

Address for Notices to Supplier:			Address for Notices to BofA Advisors:
State Street Bank and Trust Company			BofA Advisors, LLC
Attention: Fund Administration Legal			Attention: Legal Department
P.O. Box 5049			100 Federal Street
Boston, MA 02206-5049			MA5-100-12-09
Fax: 617-662-3805			Boston, MA 02110

Address for Invoices:
BofA Advisors, LLC
Attention: Barry Vallan
100 Federal Street
MA5-100-12-09
Boston, MA 02110

1

TABLE OF CONTENTS

SECTION NO.	SECTION HEADING

1.0	Definitions
2.0	Scope of the Agreement
3.0	Term and Termination
4.0	Performance Goals
5.0	Pricing/Fees
6.0	Invoices/Taxes/Payment
7.0	Representations and Warranties of BofA Advisors
8.0	Representations and Warranties of Supplier
9.0	Reserved
10.0	Business Continuity
11.0	Relationship of the Parties
12.0	Supplier Personnel
13.0	Insurance
14.0	Confidentiality and Information Protection
15.0	Indemnity
16.0	Limitation of Liability
17.0	Reserved
18.0	Reserved
19.0	Audit
20.0	Non-Assignment
21.0	Governing Law
22.0	Reserved
23.0	Reserved
24.0	Reserved
25.0	Rights In Program Information
26.0	Miscellaneous
27.0	Entire Agreement

SCHEDULE A	FUNDS
SCHEDULE B	SUB-ADMINISTRATION SERVICES
SCHEDULE C	RESERVED
SCHEDULE D	INFORMATION SECURITY
SCHEDULE E	BACKGROUND CHECKS

WHEREAS, each of the Funds is registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to an administration agreement, each Fund has retained BofA Advisors (or an Affiliate of BofA Advisors) to furnish administration services to it (the “Administration Agreement”);

WHEREAS, pursuant to the Administration Agreement, BofA Advisors may enter into sub-administration services with service providers; and

WHEREAS, BofA Advisors desires to retain Supplier to provide certain administration services to the Funds and Supplier is willing to provide such administration services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.0	DEFINITIONS: All capitalized terms in this Agreement not defined in this Section shall have the meanings set forth in the Sections or Schedules of this Agreement in which they are defined.

1.1	Affiliate - a business entity now or hereafter controlled by, controlling or under common control with a Party. Control exists when an entity owns or controls directly or indirectly 50% or more of the outstanding equity representing the right to vote for the election of directors or other managing authority of another entity.

1.2	Reserved

1.3	Business Day - any day that the Federal Reserve Bank of New York and the New York Stock Exchange (“NYSE”) are open and, if elected by a Fund, any day that the Federal Reserve Bank of New York is open and the NYSE is closed; provided that if such election is made, BofA Advisors shall provide advance notice to Supplier.

1.4	Reserved

1.5	Fund - Each registered investment company, or series thereof, as applicable, listed on SCHEDULE A to this Agreement. In the event that BofA Advisors wishes to retain Supplier to provide Services hereunder with respect to additional registered investment companies or series thereof (each, an “Additional Fund”) that have retained BofA Advisors or an Affiliate thereof to furnish administration services, BofA Advisors shall notify Supplier in writing. Upon written acceptance by Supplier, which acceptance shall be in Supplier’s sole discretion exercised in a reasonable manner notwithstanding the provisions of Section 26.11 below, such Additional Fund(s) shall be listed on an amended SCHEDULE A hereto, shall become Fund(s) hereunder and BofA Advisors or such Affiliate and Supplier shall be bound by all terms and conditions and provisions of this Agreement with respect to all such Additional Fund(s).

TERMS AND CONDITIONS

1.6	Information Security Program - means the documents that describe Supplier’s plan for providing information security in a manner that complies with this Agreement and provides security procedures and controls for protection of Supplier’s systems, applications and technology.

1.7	Party - BofA Advisors or Supplier.

1.8	Program Information - shall mean all non-public Fund or BofA Advisors’ information provided to Supplier for the purposes of Supplier’s provision of Services hereunder, including, without limitation, data entered into Supplier’s system or systems of its Subcontractors.

1.9	Proper Instructions - shall mean (i) a writing signed or initialed by one or more persons as BofA Advisors or the Board of Trustees of a Fund shall have from time to time authorized or (ii) communication effected directly between BofA Advisors, a Fund, or either of their respective third party agents (each, a “Third Party Agent”) and Supplier by electro-mechanical or electronic devices, provided that the Parties have approved procedures relating to such communications. Supplier may rely upon any Proper Instruction reasonably believed by it to be genuine and to have been properly issued by or on behalf of BofA Advisors or a Fund. Oral instructions shall be considered Proper Instructions if the Supplier reasonably believes them to have been given by a person authorized to give such instructions. BofA Advisors shall cause all oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate. BofA Advisors shall give, or shall cause each Fund to give, timely Proper Instructions to Supplier in regard to matters affecting sub-administration practices and Supplier’s performance pursuant to this Agreement.

1.10	Representative - an employee, officer, director, or agent of a Party.

1.11	Services - the services as described in Section 2.1 of this Agreement.

1.12	Subcontractor - a third party to whom Supplier has delegated or subcontracted any portion of its obligations set forth herein.

1.13	Term -the term of the Agreement as described in Section 3.0.

2.0	SCOPE OF THE AGREEMENT:

2.1	Subject to the control, supervision and direction of BofA Advisors in accordance with procedures which may be established from time to time between Supplier and BofA Advisors, Supplier shall provide sub-administration services that are described in SCHEDULE B to the Funds in accordance with this Agreement including Section 4.0 below.

TERMS AND CONDITIONS

2.2	BofA Advisors hereby appoints Supplier to act as sub-administrator with respect to the Funds for purposes of providing the Services for the period and on the terms set forth in this Agreement. Supplier accepts such appointment and agrees to render the Services stated herein. In rendering such Services, Supplier agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder.

2.3	Supplier shall create and maintain all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of each Fund under the 1940 Act, specifically Section 31 thereof and the rules thereunder. All such records shall be the property of the applicable Fund and shall at all times during the regular business hours of Supplier be open for inspection by duly authorized officers, employees or agents of BofA Advisors, the applicable Fund and employees and agents of the Securities and Exchange Commission or other federal or state regulators. Subject to Section 19.0 below, Supplier shall preserve for the period required by law or regulation the records required to be maintained thereunder. BofA Advisors acknowledges that Supplier is authorized and instructed to rely upon information provided to it by such Fund, such Fund’s counterparty(ies), or the agents of either of them including, without limitation, BofA Advisors.

2.4	Supplier may at its own expense employ agents including Subcontractors in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce Supplier’s obligations or liabilities hereunder.

2.5	Each Party shall designate an employee (“Relationship Manager(s)”) to act on its behalf with regard to matters arising under this Agreement and shall notify the other Party in writing of the name of their Relationship Manager; however, the Relationship Manager shall, solely by virtue of his or her designation hereunder, have no authority to alter or amend any term, condition, or provision of this Agreement. Either Party may change its Relationship Manager(s) by providing the other Party prior written notice. The Relationship Manager must be identified in a writing delivered to the other Party at least one week prior to the commencement of any work under this Agreement.

2.6	Subject to the provisions of Section 4.0 below, and as part of the Services provided under this Agreement, Supplier shall continually endeavor to improve the quality of service.

2.7	The Parties expressly acknowledge and agree that their respective rights set forth in this Agreement shall inure to the benefit of their respective successors or assignees as may be permitted by Section 20.0 below.

3.0	TERM AND TERMINATION:

3.1	This Agreement shall be in effect from the Effective Date and shall remain in full force and effect for an initial term running through June 13, 2010 and shall continue thereafter until terminated without penalty by either Party upon ninety (90) days’ prior written notice to the other Party. In addition, either Party may terminate this Agreement without penalty at any time on 90 days’ prior written notice to the other Party.

TERMS AND CONDITIONS

3.2	In addition to any other remedies available to either Party, upon the occurrence of a Termination Event (as defined below) with respect to either Party, the other Party may immediately terminate this Agreement without penalty by providing written notice of termination. A “Termination Event” shall have occurred if: (a) Supplier’s conduct hereunder has fallen below the standard of reasonable care and the Parties have been unable to agree upon a Plan or Revised Plan (as such terms are hereinafter defined) within the timeframes and upon the notices set forth below in this Section 3.2; (b) a Party becomes insolvent (generally unable to pay its debts as they become due) or the subject of a bankruptcy, conservatorship, receivership or similar proceeding, or makes a general assignment for the benefit of its creditors; (c) either Party: (i) suffers a transfer involving fifty percent (50%) or more of any class of its voting securities or (ii) transfers all, or substantially all, of its assets to a non-Affiliate; or (d) either Party attempts to assign this Agreement in violation of Section 20.0. In the event that BofA Advisors reasonably believes that Supplier’s conduct hereunder has fallen below the standard of reasonable care in any particular calendar quarter (the “First Quarter”), then upon BofA Advisors’ written notice to Supplier prior to the end of such First Quarter, Supplier must, within 30 days of the end of such First Quarter, present BofA Advisors with a written plan to address BofA Advisors’ concerns (the “Plan”) during the calendar quarter immediately following the First Quarter. Within 15 days following its receipt of Supplier’s Plan, BofA Advisors shall either accept the Plan or notify Supplier that it has rejected the Plan. In the event that BofA Advisors has so rejected the Plan, Supplier must present a revised Plan (the “Revised Plan”) to BofA Advisors within 30 days of BofA Advisors’ rejection of the originally submitted Plan. Within 15 days following its receipt of Supplier’s Revised Plan, BofA Advisors shall either accept the Revised Plan or notify Supplier that the Revised Plan has not been accepted. In the event that BofA Advisors has so rejected the Revised Plan, the Parties may act reasonably and in good faith to seek to agree on a further Revised Plan, or BofA Advisors may, upon sixty days’ written notice to Supplier, terminate this Agreement without penalty with respect to such Fund or Funds which BofA Advisors reasonably believes have been affected. Provided, further, that this Agreement may, at the sole option of the Supplier, be terminated with respect to the affected Fund(s) (or in its entirety, in the event all Funds are affected) without prior notice by the Supplier in the event of any termination of the Administration Agreement, the termination or resignation of BofA Advisors under the Administration Agreement relating to such Fund(s), provided in each case that neither BofA Advisors nor an Affiliate of BofA Advisors who has either succeeded to the rights and obligations of BofA Advisors hereunder in accordance with Section 20.0 hereof or who has entered into an agreement with Supplier with regard to the Services which is substantially similar hereto shall, simultaneously with such termination or resignation, have entered into a new Administration Agreement with respect to such Fund(s), or the termination of an custodial services agreement with Supplier with respect to such Fund(s) (or in its entirety, in the event all Funds are affected) unless the Supplier or an Affiliate or successor in interest has entered into a new custodial services agreement with respect to such Fund(s).

TERMS AND CONDITIONS

3.3	In the event of expiration or termination of this Agreement, Supplier agrees that upon the reasonable request of BofA Advisors, Supplier will continue uninterrupted operations with regard to the Services, conclude and cooperate with BofA Advisors in the transition of the business at BofA Advisors’ direction and in a manner that causes no material disruption by Supplier to BofA Advisors’ business and operations with regard to the Services. Fees associated with such transition shall be as may be mutually agreed by the Parties upon good faith negotiations, but shall be no higher than the greater of prevailing market rates for such Services or 120% of the rate at which Supplier would have been paid for such Services prior to the termination of this Agreement. In no event shall said transition be more than ninety (90) calendar days from the date of termination unless the Parties otherwise agree in writing. Reimbursement of all extraordinary costs and expenses incurred outside of this Agreement’s terms and conditions will be reasonably agreed upon by the Parties and memorialized in writing.

3.4	Notwithstanding any term herein to the contrary, a termination of this Agreement with respect to coverage of any one particular Fund shall in no way affect the rights and duties of the Parties under this Agreement with respect to any other Fund and further, upon termination of this Agreement or termination of its coverage with respect to any Fund, BofA Advisors shall pay to Supplier such fees as may be due as of, and reimburse Supplier for its costs, expenses and disbursements with respect to such Fund through the date of such termination.

3.5	The rights and obligations of the Parties which by their nature must survive termination or expiration of this Agreement in order to achieve its fundamental purposes shall include, without limitation, the provisions of the following Sections: AUDIT, CONFIDENTIALITY AND INFORMATION PROTECTION, INDEMNITY, LIMITATION OF LIABILITY, RIGHTS IN INFORMATION, PRICING/FEES and MISCELLANEOUS, which shall survive any termination of this Agreement.

4.0	PERFORMANCE GOALS:

4.1	BofA Advisors and Supplier agree to develop mutually acceptable performance goals regarding the manner in which the Services are expected to be delivered and received. The Parties agree that such document(s) (hereinafter referred to as “Service Level Document(s)”) reflect performance goals and any failure to perform in accordance with the provisions thereof shall not be considered a breach of contract that gives rise to contractual or other remedies. It is the intention of the Parties that the sole remedy for failure to perform in accordance with the provisions of a Service Level Document, or any dispute relating to performance goals set forth in a Service Level Document, will be a meeting of the Parties to resolve the failure pursuant to the consultation procedure described in Sections 4.2 and 4.3 below. Notwithstanding the foregoing, the Parties hereby acknowledge that any Party’s consistent failure (or lack thereof) in any particular calendar quarter to meet the provisions of a Service Level Document, while not in and of itself a breach of contract giving rise to contractual or other remedies, may factor into BofA Advisors’ reasonably determined belief regarding the standard of care exercised by Supplier hereunder during such calendar quarter.

TERMS AND CONDITIONS

4.2	Consultation Procedure. If a Party hereto is consistently unable to meet the provisions of a Service Level Document, or in the event that a dispute arises relating to performance goals set forth in a Service Level Document, either Party to this Agreement shall address any concerns it may have by requiring a consultation with the other Party.

4.3	Purpose of Consultation Procedure. The purpose of the consultation procedure is to endeavor to resolve repeated related failures to meet the provisions of a Service Level Document. If a consultation occurs under this Section 4.0, all Parties must negotiate in good faith to endeavor to:

(a)	implement changes which will enable the Service Level Document provisions to be more regularly met, such changes may include, but are not limited to, modification of either or both Parties’ respective operational resources;

(b)	agree to alternative Service Level Document provisions which meet the Parties’ respective business requirements; or

(c)	otherwise find a solution such that within 30 days after the consultation, the inability to meet the Service Level Document provisions is reasonably expected to be less likely to occur in the future.

5.0	PRICING/FEES:

5.1	Beginning on the Effective Date, BofA Advisors shall pay Supplier for Services provided under this Agreement as may be agreed upon in good faith in writing from time to time by the Parties. Upon the termination of this Agreement (or termination of its coverage with respect to a Fund) before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement (or termination of its coverage with respect to a Fund). In addition, BofA Advisors shall reimburse the Supplier for all reasonable out-of-pocket costs incurred in connection with this Agreement. Further, BofA Advisors agrees to reimburse Supplier for such other expenses reasonably incurred in connection with this Agreement as may be mutually agreed upon in writing by the Parties from time to time. Supplier agrees that upon receipt of Proper Instruction(s) from BofA Advisors with regard thereto, each payment received by Supplier from any person other than BofA Advisors, which payment is specifically identified as being for the benefit of BofA Advisors regarding amounts payable by BofA Advisors pursuant to this Agreement, shall be applied by Supplier to amounts due from BofA Advisors under this Agreement.

5.2	Supplier shall perform such other additional services not listed on SCHEDULE B that are mutually agreed to by the Parties in writing from time to time, for which BofA Advisors will pay such fees as may be mutually agreed upon in writing, including Supplier’s reasonable out-of-pocket expenses. The provision of such other additional services shall be subject to the terms and conditions of this Agreement.

5.3	Reserved

TERMS AND CONDITIONS

6.0	INVOICES/TAXES/PAYMENT:

6.1	Supplier shall submit monthly, written invoices to the address set forth on the signature page. Supplier shall bill for services and tangible personal property separately. Invoices shall contain such detail as BofA Advisors may reasonably require from time to time. Supplier shall endeavor to invoice BofA Advisors promptly following the performance of Services. BofA Advisors shall not be required to pay any amounts for any Services rendered or out-of-pocket costs incurred more than one year prior to the date upon which BofA Advisors receives an invoice for such Services or costs.

6.2	Invoices that are materially incorrect, incomplete or list material Services that were not requested by BofA Advisors will not be paid but will be returned to Supplier for correction.

6.3	BofA Advisors shall pay Supplier for all Services and applicable taxes invoiced in arrears in accordance with the terms of this Agreement, within thirty (30) calendar days of the date of receipt of an invoice by BofA Advisors.

6.4	Unless otherwise specified, invoices shall include and list all applicable sales taxes and other taxes as separate line items. BofA Advisors will reimburse Supplier for all sales, use or excise taxes levied in accordance with the general statutes or other authoritative directives of the taxing authority on amounts payable by BofA Advisors to Supplier pursuant to this Agreement; however, BofA Advisors shall not be responsible for remittance of such taxes to applicable tax authorities.

6.5	BofA Advisors shall not be responsible for any ad valorem, income, gross receipts, franchise, privilege, value added or occupational taxes of Supplier. BofA Advisors and Supplier shall each bear sole responsibility for all taxes, assessments and other real or personal property-related levies on its owned or leased real or personal property.

6.6	Reserved

6.7	Reserved

6.8	Supplier shall keep and maintain complete and accurate accounting records to support and document all amounts becoming payable to Supplier hereunder. Supplier shall retain all records required under this Section 6.8 in accordance with Section 19.0 of this Agreement, after the amounts documented in such records become due.

TERMS AND CONDITIONS

7.0	REPRESENTATIONS AND WARRANTIES OF BOFA ADVISORS: BofA Advisors represents and warrants the following: (a) BofA Advisors’ execution, delivery and performance of this Agreement: (i) have been authorized by all necessary action, (ii) do not violate the terms of any law, regulation, or court order to which BofA Advisors is subject or the terms of any material agreement to which BofA Advisors or any of its assets may be subject and (iii) are not subject to the consent or approval of any third party; (b) this Agreement is the valid and binding obligation of BofA Advisors, enforceable against BofA Advisors in accordance with its terms; and (c) BofA Advisors is not subject to any pending or threatened litigation or governmental action which could interfere with BofA Advisors’ performance of its obligations hereunder. In addition, BofA Advisors represents and warrants the following with respect to each Fund:

(1)	The Fund is an investment company or series thereof properly registered under the 1940 Act;

(2)	A registration statement under the 1940 Act with respect to the Fund has been filed and will be effective and remain effective during the term of this Agreement;

(3)	As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made;

(4)	As of the close of business on the date of this Agreement, the Fund is authorized to issue shares of beneficial interest; and

(5)	The Fund is duly organized, and existing and in good standing under the laws of its state of organization.

8.0	REPRESENTATIONS AND WARRANTIES OF SUPPLIER:

8.1	Supplier represents and warrants to BofA Advisors as follows: (a) Supplier’s execution, delivery and performance of this Agreement: (i) have been authorized by all necessary action, (ii) do not violate the terms of any law, regulation, or court order to which Supplier is subject or the terms of any material agreement to which Supplier or any of its assets may be subject and (iii) are not subject to the consent or approval of any third party; (b) this Agreement is the valid and binding obligation of Supplier, enforceable against Supplier in accordance with its terms; (c) Supplier is not subject to any pending or threatened litigation or governmental action which could interfere with Supplier’s performance of its obligations hereunder; (d) Supplier is a Massachusetts trust company and is qualified to do business in each of the other states in which it is providing Services hereunder to the extent the same is required; and (e) Supplier shall secure or has secured and shall at all times maintain throughout the term of this Agreement all permits, licenses, regulatory approvals and registrations required to render Services set forth herein, including without limitation, registration with the appropriate taxing authorities for remittance of taxes.

8.2	Reserved

TERMS AND CONDITIONS

8.3	Supplier’s Representatives shall perform all obligations of Supplier under this Agreement in accordance with this Agreement.

8.4	THE WARRANTIES CONTAINED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.0	RESERVED

10.0	BUSINESS CONTINUITY: Supplier agrees to establish and maintain contingency plans, recovery plans and proper risk controls designed to ensure Supplier’s continued performance under this Agreement. Supplier agrees to discuss any contingency plan or recovery plan and/or provide a high level presentation summarizing any such plan upon reasonable request of BofA Advisors.

11.0	RELATIONSHIP OF THE PARTIES: Nothing in this Agreement or in the activities contemplated by the Parties hereunder shall be deemed to create a partnership, employment or joint venture relationship among the Parties or any of their Subcontractors or Representatives.

12.0	SUPPLIER PERSONNEL:

12.1	Supplier shall provide the office facilities and the personnel required by it to perform the Services contemplated in this Agreement. Supplier’s personnel are not eligible to participate in any of the employee benefit or similar programs of BofA Advisors. Supplier shall inform all of its personnel providing Services pursuant to this Agreement that they are not intended to be considered employees of BofA Advisors for any purpose.

12.2	Upon the request of BofA Advisors, Supplier shall promptly, and after consultation with BofA Advisors, consider any concerns or issues raised by BofA Advisors regarding any of Supplier’s Representatives or Subcontractors performing Services under this Agreement at premises other than BofA Advisors premises, which may include, as appropriate, replacing such Representative or Subcontractor from the BofA Advisors account.

12.3	The engagement of a Subcontractor by Supplier shall not relieve Supplier of any of its obligations under this Agreement. Supplier shall be responsible for the performance or nonperformance of its Subcontractors as if such performance or nonperformance were that of Supplier. Supplier shall require all Subcontractors, as a condition to their engagement, to agree to be bound by provisions substantially the same as those included in this Agreement particularly the Sections entitled “Supplier Personnel”, “Insurance” and “Confidentiality and Information Protection.”

12.4	Reserved

12.5	Notwithstanding anything in this Agreement to the contrary, as a condition of their employment or performance of Services hereunder, as the case may be, all of Supplier’s

TERMS AND CONDITIONS

employees and those of its Subcontractors who will have access to equipment, systems or data of the Funds or BofA Advisors shall have satisfactorily passed a background check that is consistent in all material respects with procedures and requirements as set forth on SCHEDULE E to this Agreement and updated in writing delivered to Supplier from time to time.

12.6	In the event that Supplier employs non-U.S. citizens to provide Services hereunder, Supplier shall insure that all such persons have and maintain appropriate visas to enable them to provide the Services.

12.7	BofA Advisors shall notify Supplier of any act of dishonesty or breach of trust committed against BofA Advisors, which may involve a Supplier Representative, or Subcontractor of which BofA Advisors becomes aware, and to the extent permitted by law, Supplier shall notify BofA Advisors if it becomes aware of any such offense.

13.0	INSURANCE:

13.1	Supplier maintains insurance as shown on an insurance certificate to be delivered to BofA Advisors upon request which may be made not more than once per year and shall maintain such insurance as Supplier deems commercially reasonable based on reasonably foreseeable risks. If within 10 business days of Supplier’s issuance of any such certificate to BofA Advisors, BofA Advisors possesses commercially reasonable concerns regarding Supplier’s insurance, BofA Advisors may express such concerns to Supplier and require a consultation with Supplier. The purpose of said consultation shall be for BofA Advisors and Supplier to discuss Supplier’s insurance and BofA Advisors’ concerns regarding same. If within 10 business days of such consultation, BofA Advisors has reasonably determined, and so notified Supplier in writing, that any insurance maintained by Supplier with respect to the Services provided to BofA Advisors hereunder materially adversely affects BofA Advisors with regard to its receipt of such Services, Supplier shall, at BofA Advisors’ direct expense obtain such additional policies of insurance (or self insure) in amount and scope required by BofA Advisors so long as such insurance is commercially reasonable in light of the nature and scope of Services provided to BofA Advisors hereunder and the availability of such insurance in the market.

14.0	CONFIDENTIALITY AND INFORMATION PROTECTION:

14.1	The term “Confidential Information” shall mean all data, trade secrets, business information and other information of any kind whatsoever that a Party (“Discloser”) discloses, in writing, orally, visually or in any other medium, to the other Party (“Recipient”) or to which Recipient obtains access and that relates to Discloser or, in the case of Supplier, to BofA Advisors or a Fund. A “writing” shall include an electronic transfer of information by e-mail, over the Internet or otherwise.

14.2

Each of the Parties, as Recipient, hereby agrees that it will not, and will cause its Representatives, consultants, Affiliates and independent contractors not to, disclose Confidential Information of the other Party during or after the Term of this Agreement,

TERMS AND CONDITIONS

other than on a “need to know” basis and then only to: (a) Affiliates of the Discloser; (b) Recipient’s employees or officers; (c) Affiliates of Recipient, its independent contractors at any level, agents and consultants, provided that all such persons are subject to a written confidentiality agreement that shall be no less restrictive than the provisions of this Section; (d) pursuant to the exceptions set forth in 15 U.S.C. 6802 and accompanying regulations, which disclosures are made in the ordinary course of business; and (e) as required by law or legal process or as otherwise expressly permitted by this Agreement. Recipient shall not use or disclose Confidential Information of Discloser for any purpose other than to carry out this Agreement. Recipient shall treat Confidential Information of Discloser with no less care than it employs for its own Confidential Information of a similar nature that it does not wish to disclose, publish or disseminate, but not less than a reasonable level of care. Upon expiration or termination of this Agreement for any reason or at the written request of BofA Advisors during the term of this Agreement, Supplier shall promptly return to BofA Advisors, at BofA Advisors’ direction, all BofA Advisors’ and Fund Confidential Information in the possession of Supplier, Supplier’s Affiliates or Supplier’s Subcontractors, subject to and in accordance with the terms and provisions of this Agreement and compliance by Supplier with the requirements of applicable law or Supplier’s own corporate policies with respect to data retention.

14.3	Recipient shall notify Discloser of any actual or threatened requirement of law to disclose Confidential Information promptly upon receiving actual knowledge thereof and shall cooperate with Discloser’s reasonable, lawful efforts to resist, limit or delay disclosure subject to Recipient’s compliance with law or legal process. Nothing in this Section shall require any notice or other action by BofA Advisors or Supplier in connection with requests or demands for Confidential Information by bank examiners or securities regulators.

14.4	Supplier shall not remove from BofA Advisors’ premises, the original or any reproduction of any notes, memoranda, files, records, or other documents, whether on tangible or electronic media, containing the Funds’ or BofA Advisors’ Confidential Information or any document prepared by or on behalf of Supplier that contains or is based on the Funds’ or BofA Advisors’ Confidential Information, without the prior written consent of an authorized representative of BofA Advisors except to the extent required to provide Services hereunder provided that the foregoing shall remain subject to the confidentiality requirements hereunder notwithstanding such removal.

14.5	The obligations of confidentiality in this Section shall not apply to any information that (i) Recipient rightfully has in its possession when disclosed to it, free of obligation to Discloser to maintain its confidentiality; (ii) Recipient independently develops without access to Discloser’s Confidential Information; (iii) is or becomes known to the public other than by breach of this Section or (iv) is rightfully received by Recipient from a third party without the obligation of confidentiality. Any combination of Confidential Information disclosed with information not so classified shall not be deemed to be within one of the foregoing exclusions merely because individual portions of such combination are free of any confidentiality obligation or are separately known in the public domain.

TERMS AND CONDITIONS

14.6	Neither Party shall issue any media releases, public announcements and public disclosures, relating to this Agreement without the prior consent of the other Party. Neither Party may use the logo of the other Party without the prior consent of the other Party. Nothing in this paragraph shall restrict any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the releasing Party.

14.7	BofA Advisors may disclose products and services to contractors, including without limitation any independent public accounting firm, for the purpose of further handling, processing, modifying and adapting them for the exclusive use of BofA Advisors, provided that such contractors have agreed to observe in substance the obligations of BofA Advisors set forth in this Section and BofA Advisors shall remain responsible for such contractor’s compliance with the foregoing.

14.8	Supplier shall maintain an Information Security Program reasonably designed to:

1.	Protect the security and confidentiality of Program Information;

2.	Protect against any anticipated threats or hazards to the security or confidentiality of such information; and

3.	Protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to the Party that is the subject of such information.

Supplier’s Information Security Program shall reflect the terms of SCHEDULE D attached hereto.

14.9	Supplier shall provide reasonable information as to its Information Security Program upon request of BofA Advisors.

15.0	INDEMNITY:

15.1	Reserved

15.2

Supplier will defend or, at Supplier’s option settle, any third party claim or action brought against BofA Advisors and its Representatives, successors and permitted assigns and indemnify BofA Advisors, its Representatives, successors or permitted assigns for any direct losses, expenses, damages, costs and liabilities to the extent that the same arises directly from an assertion that any product or service provided by Supplier under this Agreement constitutes infringement of any patent or copyright or misappropriation of a trade secret in any jurisdiction in which Supplier provides services to BofA Advisors hereunder provided that BofA Advisors notifies Supplier promptly in writing of any such claim or proceeding (the inadvertent omission to so notify Supplier of any such action, suit, proceeding or claim shall not relieve Supplier from any liability which it may have to BofA Advisors, the Funds, and their Representatives, successors and permitted assigns under this Section 15.2 except to the extent Supplier can reasonably demonstrate that such omission caused prejudice to it), cooperates with Supplier in the defense of such claim or proceeding and allows Supplier sole control over such claim or action. Supplier shall have no liability or obligation hereunder with respect to any infringement claim to

TERMS AND CONDITIONS

the extent such infringement is caused by (a) information or material submitted by BofA Advisors, its Representatives, successors or permitted assigns, (b) use of such products or services by BofA Advisors in violation of applicable law, rule or regulation or other than as permitted herein if such infringement would have been avoided but for such improper use; (c) modification of such products or services by Supplier or a party under Supplier’s control pursuant to express written instructions from BofA Advisors, its Representatives, successors or permitted assigns; (d) modification of such products or services by any party other than Supplier or a party under Supplier’s control, or (e) the combination, operation or use of such products or services by any party other than Supplier or a party under Supplier’s control with any third party product(s) or services where the infringement would not have occurred but for such combination, operation or use. Should the products or services provided to BofA Advisors under this Agreement or any part thereof become, or in Supplier’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, Supplier shall have the exclusive right, at Supplier’s sole option, to (i) procure for BofA Advisors the right to continue using the products or services, (ii) replace or modify the products or services so as to be noninfringing without further obligation or (iii) suspend providing the infringing products or services pending resolution of any infringement claim without further obligation. The terms of this section shall be BofA Advisors’ and its Representatives’, successors’ or permitted assigns’ sole and exclusive remedy against Supplier as to any infringement claim relating to the products and services provided by Supplier hereunder.

15.3	BofA Advisors shall indemnify and hold Supplier harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by Supplier resulting from any claim, demand, action or suit in connection with any action or omission by Supplier in the performance of its duties hereunder, or as a result of Supplier’s acting upon any instructions reasonably believed by it to have been duly authorized by BofA Advisors, or any claim, demand, action or suit in connection with any act or omission of BofA Advisors, a Fund or any third party whose services Supplier must rely upon in performing services hereunder, provided that this indemnification shall not apply to any loss, cost, damage or expense in connection with actions or omissions of Supplier, its officers, employees or Sub-contractors in cases of its or their own negligence or willful misconduct, and shall not apply to any loss, cost, damage or expense incurred by Supplier as a result of Section 15.2 above.

16.0	LIMITATION OF LIABILITY:

16.1	In no event shall either Party be liable for any special, indirect, incidental, consequential, punitive or exemplary damages, including, but not limited to, lost profits, even if such Party alleged to be liable has knowledge of the possibility of such damages.

16.2

Supplier shall be responsible for the performance of only such duties as are set forth in this Agreement, as may be amended from time to time, and, except as otherwise provided under Section 12.3, shall have no responsibility for the actions or activities of any other party. Supplier shall have no liability in respect of any loss, damage or expense suffered by the Funds or BofA Advisors insofar as such loss, damage or expense arises from the

TERMS AND CONDITIONS

performance of Supplier’s duties hereunder in reliance upon records that were maintained for the Funds by entities other than Supplier prior to Supplier’s appointment as sub-administrator for the Funds. Supplier shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder except to the extent caused by or resulting from the negligence or willful misconduct of Supplier with respect to the Funds, its officers, employees or Sub-contractors. In any event, Supplier’s cumulative liability for each calendar year (a “Liability Period”) under this Agreement, regardless of the form of action or legal theory, shall be limited to the total annual compensation earned by Supplier and fees paid for the services to the Funds during the preceding Compensation Period, as defined herein, for any liability or loss suffered by BofA Advisors or a Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to Supplier’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability limit of Supplier for the Liability Period commencing on Effective Date and terminating on December 31, 2010 shall be the total annual compensation earned by Supplier and fees paid by BofA Advisors and the Funds (or the predecessors to the Funds) under the agreement relating to financial reporting services for the Funds (or the predecessors to the Funds) for the period from January 1, 2009 to December 31, 2009. In addition, notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability limit of Supplier for the Liability Period commencing January 1, 2011 and terminating on December 31, 2011 shall be the total annual compensation earned by Supplier and fees paid by BofA Advisors and the Funds under this Agreement and the total annual compensation earned by Supplier and fees paid BofA Advisors and the Funds (or the predecessor to the Funds) under the agreement relating to financial reporting services for the Funds for the period from January 1, 2010 to December 31, 2010. Supplier shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

17.0	RESERVED

18.0	RESERVED

19.0	AUDIT

19.1	Supplier shall preserve such records pertaining to its Services under this Agreement as may be required by law or regulation and for such period as may be required by law or regulation. Such records referenced above may be inspected by federal or state agencies having jurisdiction over the Funds or BofA Advisors.

TERMS AND CONDITIONS

19.2	Reserved

19.3	During regular business hours and no more frequently than once a year, BofA Advisors may, at its sole expense and on a mutually agreed upon date, time, location and duration perform or arrange for a site visit and/or confidential audit of Fund books and records maintained by Supplier and relating to provision of Services provided by Supplier hereunder, subject to reasonable postponement by Supplier, which postponement shall not exceed twenty (20) Business Days, upon Supplier’s reasonable request. Such site visits and audits will be performed by generally recognized national auditing firm with representatives of Supplier present and no more frequently than once each year. BofA Advisors will provide to Supplier a copy of each report prepared in connection with any such audit within thirty (30) calendar days after it prepares or receives such report. Supplier agrees to discuss with BofA Advisors any issues raised by any such audit. BofA Advisors agrees that, except with respect to the trustees of any Fund, their counsel and counsel to any Fund, the results of any such audit shall remain the confidential information of Supplier.

19.4	Access for Governmental Examinations. Supplier will provide reasonable access to the federal and state governmental regulators of each Fund and BofA Advisors (at a minimum, to the extent required by law), at BofA Advisors’ expense, to records of the Funds or BofA Advisors held by Supplier relating to the products and Services provided under this Agreement (at a minimum, to the extent permitted by law or regulation).

19.5	To the extent practicable, Supplier will give prior notice to BofA Advisors of requests by federal and/or state authorities to examine Supplier’s records relating to the Funds and/or BofA Advisors.

19.6	Supplier will provide any existing SAS70-Type II independent audit firm report, covering the Services, on an annual basis. Supplier shall continue to commission annually, at BofA Advisors’ proportional expense relative to Suppliers other clients, SAS70-Type II reports covering at least those aspects of the Services covered by SAS70-Type II reports provided by Supplier to BofA Advisors in 2009.

19.7	Reserved

19.8	Supplier acknowledges and agrees that BofA Advisors or the Funds’ respective regulators may audit Supplier’s performance at any time during normal business hours and that such audits may include both methods and results under this Agreement.

19.9	Reserved

20.0	NON-ASSIGNMENT: This Agreement may not be assigned by (a) BofA Advisors without the written consent of Supplier or (b) Supplier without the written consent of the BofA Advisors, except that either Party may assign this Agreement to a successor of all or a substantial part of its business, or to an Affiliate of such Party provided, with respect to any assignment by BofA Advisors, that such successor entity has also succeeded to the rights and authorities of BofA Advisors under the Administration Agreement and such Administration Agreement so assigned remains in full force and effect.

TERMS AND CONDITIONS

21.0	GOVERNING LAW: This Agreement shall be governed by the internal laws, and not by the laws regarding conflicts of laws, of the Commonwealth of Massachusetts. Each Party hereby submits to the exclusive jurisdiction of the courts of such state, and waives any objection to venue with respect to actions brought in such courts.

22.0	RESERVED

23.0	RESERVED

24.0	RESERVED

25.0	RIGHTS IN PROGRAM INFORMATION:

25.1	Reserved

25.2	All Program Information and any results of processing Program Information or derived in any way therefrom shall at all times remain the property of the Funds and/or BofA Advisors. Upon BofA Advisors’ request, Supplier shall return as soon as practicable a copy of all Program Information then stored or held by Supplier, including archival or history files in a format reasonably satisfactory to BofA Advisors. Subject to Section 3.3 and the foregoing sentence, as soon as practicable after Supplier ceases providing Services to BofA Advisors, Supplier shall return to BofA Advisors or, with BofA Advisors’ prior written consent, shall destroy all Program Information in the possession or under the direct or indirect control of Supplier and certify in writing to BofA Advisors that all such Program Information has been destroyed subject to Supplier’s compliance with the requirements of applicable law or Supplier’s own corporate policies with respect to data retention.

25.3	Reserved

25.4	Reserved

25.5	Reserved

26.0	MISCELLANEOUS:

26.1	At any time, Supplier may apply to any officer of BofA Advisors for instructions and may consult with outside counsel for the applicable Fund or the independent auditors for the Fund at the expense of BofA Advisors, or other individuals designated in writing by BofA Advisors, for advice with respect to any interpretative question arising in connection with the Services, but any consultation in connection with any potential proceeding against BofA Advisors shall be at Supplier’s expense. Supplier shall not be held to have notice of any change of authority of any officer or individual until receipt of written notice thereof from BofA Advisors. Nothing in this Section shall be construed as imposing upon Supplier any obligation to seek such instructions.

TERMS AND CONDITIONS

26.2	Section headings are included for convenience or reference only and are not intended to define or limit the scope of any provision of this Agreement and should not be used to construe or interpret this Agreement.

26.3	No delay, failure or waiver of either Party’s exercise or partial exercise of any right or remedy under this Agreement shall operate to limit, impair, preclude, cancel, waive or otherwise affect such right or remedy. Any waiver by either Party of any provision of this Agreement shall not imply a subsequent waiver of that or any other provision of this Agreement.

26.4	If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall in no way be affected or impaired thereby.

26.5	No amendments of any provision of this Agreement shall be valid unless made by an instrument in writing signed by both Parties specifically referencing this Agreement.

26.6	Subject to any applicable confidentiality obligations, BofA Advisors may reproduce all documentation and reports provided by Supplier.

26.7	This Agreement may be executed by the Parties in one or more counterparts, and each of which when so executed shall be an original but all such counterparts shall constitute one and the same instrument.

26.8	Reserved

26.9	Notwithstanding the general rules of construction, the Parties acknowledge that both Parties were given an equal opportunity to negotiate the terms and conditions contained in this Agreement, and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

26.10	All notices or other communications required under this Agreement shall be given to the Parties in writing to the applicable addresses set forth on the signature page, or to such other addresses as the Parties may substitute by written notice given in the manner prescribed in this Section as follows: (a) by first class, registered or certified United States mail, return receipt requested and postage prepaid, (b) over-night express courier or (c) by hand delivery to such addresses. Such notices shall be deemed to have been duly given either five Business Days after the date of mailing as described above or one Business Day after being received by an express courier during business hours.

26.11	Wherever this Agreement requires either Party’s approval or consent not in a Party’s sole discretion or option, such approval or consent shall not be unreasonably withheld or delayed.

26.12	This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns, as may be permitted herein. The Parties do not intend the benefits of this Agreement to inure to any third party, and nothing contained herein shall be construed as creating any right, claim or cause of action in favor of any such other third party, against either of the Parties hereto.

TERMS AND CONDITIONS

26.13	Reserved

26.14	Reserved

26.15	Notwithstanding any term of Section 3.3 above to the contrary, Supplier shall upon termination of this Agreement deliver to BofA Advisors, its successor or agent, all properties of the Funds and BofA Advisors held by it hereunder, including without limitation, all books and records maintained by it hereunder. If no such successor agent shall be appointed, Supplier shall upon receipt of Proper Instructions deliver such properties to a designated recipient in accordance with such Proper Instructions.

26.16	This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The Parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.17	All references herein to a “Fund” are to each of the management investment companies, or series thereof, listed on Schedule A hereto, and each management investment company or series thereof made subject to this Agreement in accordance with Section 1.5 above. Any reference in this Agreement to “the Fund” shall mean the particular Fund to which the matter pertains.

27.0	ENTIRE AGREEMENT: This Agreement, the Schedules, and other documents incorporated herein by reference, is the final, full and exclusive expression of the agreement of the Parties and supersedes all prior agreements, understandings, writings, proposals, representations and communications, oral or written, of either Party with respect to the subject matter hereof and the transactions contemplated hereby.

SCHEDULE A

FUNDS

BofA Funds Series Trust
BofA California Tax-Exempt Reserves
BofA Cash Reserves
BofA Connecticut Municipal Reserves
BofA Daily Cash Reserves
BofA Government Plus Reserves
BofA Government Reserves
BofA Massachusetts Municipal Reserves
BofA Money Market Reserves
BofA Municipal Reserves
BofA New York Tax-Exempt Reserves
BofA Tax-Exempt Reserves
BofA Treasury Reserves

SCHEDULE B

SUB-ADMINISTRATION SERVICES

Treasury Services

a.	Prepare for the review by designated officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor, transfer agent and any other approved vendor, and obtain authorization of accrual changes and expense payments.

b.	Consult with the Trust’s officers, independent accountants, legal counsel, custodian, fund accountant, distributor, and transfer agent in establishing the accounting policies of the Trust.

c.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment.

Performance Reporting Services

d.	Prepare and furnish performance information for the Fund(s), as may be agreed upon from time to time.

Enhanced Financial Reporting Services

e.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules, and make such reports and recommendations to the Board (or the Audit Committee of the Board (“Audit Committee”)) concerning the performance of the independent accountants as the Board or the Audit Committee may reasonably request.

f.	Prepare for the review by designated officer(s) of the Trust the Trust’s periodic financial reports required to be filed with the SEC on Form N-CSR, Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon.

g.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator.

h.	Prepare for filing with the SEC the following documents: Form N-Q and Form N-SAR.

Tax Services

i.	Compute tax basis provisions for both excise and income tax purposes.

j.	Prepare the Fund(s)’ federal, state, and local income tax returns and extension requests for review and for execution and filing by the Trust’s independent accountants and execution and filing by the Trust’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC.

k.	Coordinate Form 1099-DIV mailings.

l.	Review and sign off on annual minimum distribution calculations (income and capital gain) prior to their declaration.

Compliance Services

m.	Provide periodic testing of portfolios with respect to compliance with Internal Revenue Code (“IRC”) mandatory qualification requirements, the requirements of the Investment Company Act of 1940, as amended (“1940 Act”), and the Funds’ registration statement limitations as may be mutually agreed upon.

Standard IRC Testing performed:

•	IRC Section 851 (b)(2) 90% Qualifying Income Test

•	IRC Section 851 (b)(3)(A) 50% Fund Diversification Test

•	IRC Section 851 (b)(3)(B) 25% Single Issuer Test

•	IRC Section 817 (h)(1) Segregated Asset Account Test (if applicable)

•	IRC Section 852(b)(5) 50% Municipal Holdings Test (if applicable)

•	IRC Section 853(a) Foreign Holdings Test (if applicable)

Standard 1940 Act Testing performed:

•	Section 5(b)(1) 75% Diversification Test

•	Section 12(d)(1)(A) RIC 5% Diversification Test

•	Section 12(d)(1)(A) RIC 10% Diversification Test

•	Rule 2a-7(c)(4) Diversification Test

•	Rule 2a-7(c)(2)(iii) Weighted Average Maturity

•	Rule 2a-7(c)(2)(i) & (ii) Individual Security Maturity

•	Rule 2a-7(c)(8) Mark-to-Market Deviation

Registration statement Testing:

•	Investment Policies or Guidelines

•	Industry Concentration

•	Repurchase Agreements (only for diversification testing purposes)

•	Fundamental Restrictions Rule 35d-1 80% Name Rule

•	Others as defined and as information is available

Vendor Survey Services

n.	Survey reporting services include compiling money market fund data specific to the surveys indicated, which may include the following data items:

Market Value
Net Assets
Gross Assets
Shares Outstanding fund level
Maturity Distribution %
Rating %

NAV to 6 decimal places

Fund Weighted Average Maturity

Fund Weighted Average Maturity for each day of the v\

Maximum Weighted Average with date

Minimum Weighted Average with date

7 day yield by class

30 day yield by class

Illiquid Exposure %

Greatest Net Redemption for week at fund level

Greatest Redemption at fund level

Greatest Subscription at fund level

Assets allocation % by investment type

Reverse Rep % of Net Assets

Sec Lending % of Net Assets

Top Ten Holdings

Holdings Extract- including:	Portfolio %
Cusip
Issuer name
Coupon
Price
Par
Security Type
Maturity date
Market value
Amortized cost
Reset date
Ratings

Frequency of Surveys:

Fund Name	Frequency of Survey	Rating Agency
BofA Money Market Reserves	Weekly* Monthly**	S&P Moody’s

BofA Government Reserves	Weekly* Monthly**	S&P Moody’s

BofA Government Plus Reserves	Weekly* Monthly**	S&P Moody’s

BofA Treasury Reserves	Weekly* Monthly**	S&P Moody’s

BofA Tax Exempt Reserves	Monthly**	Moody’s

BofA Municipal Reserves	Monthly**	Moody’s

*	Weekly surveys are due each Monday and are based on the previous Wednesday’s data.
**	Monthly surveys are due on the 5th business day after month end and are based on previous month end data.

SCHEDULE C

RESERVED

SCHEDULE D

INFORMATION SECURITY

1.	Protection

1.1	Reserved

1.2 Supplier shall install and use a reasonable change control process to ensure that access to its systems and to Program Information is controlled and recorded.

1.3 Supplier shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Funds’ shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

1.4 Subject to the terms of this Agreement and the Schedules attached hereto, Supplier will take commercially reasonable measures to prevent the unintended or malicious loss, destruction or alteration of BofA Advisors’ files, Program Information, software and other property received and held by Supplier.

2.	Detection

2.1 Supplier shall monitor its system and its procedures for security breaches, violations and suspicious (questionable) activity. This includes suspicious external activity (including, without limitation, unauthorized probes, scans or break-in attempts) and suspicious internal activity (including, without limitation, unauthorized system administrator access, unauthorized changes to its system or network, system or network misuse or Program Information theft or mishandling).

2.2	Reserved

2.3	Reserved

2.4	Reserved

2.5	Reserved

3.	Reserved

4.	Information Supplier Shall Provide

4.1 At BofA Advisors’ reasonable request, Supplier shall meet with the BofA Advisors’ Information Security team to discuss information security issues in much greater detail at times reasonably requested by BofA Advisors and at mutually agreeable locations.

SCHEDULE E

BACKGROUND CHECKS

Background Screening Guidelines

1) Search of the person’s social security number to verify the accuracy of the person’s identity and current and previous addresses.

2) A criminal background search of all court records in each venue of the person’s current and previous addresses over the past seven (7) years. Minimum of three (3) counties.

3) A minimum of at least two (2) confirmed work references prior to assignment at BofA Advisors.

4) Verification of any post high school education or degrees, i.e. B.A., B.S., Associate, or professional certifications.

5) Validation of United States citizenship or certification to work in the United States.